Exhibit 3.1.2

June 11, 2020

Articles of Amendment to Amended and Restated Articles of CoJax Oil and Gas Corporation

The undersigned, on behalf of the corporation named below, and pursuant to Title 13.1, Chapter 9, Article 11 of Code of Virginia, states as follows:

CoJax Oil and Gas Corporation, a Virginia corporation (the “ Corporation ”), desires to amend its Amended and Restated Articles of Incorporation, to the extent and in the manner set forth herein and certifies the following in connection therewith:

1.Name of Corporation. The name of the corporation is Cojax Oil and Gas Corporation (“Corporation”).

2.Amendment. Article III, Section D, of the Amended and Restated Articles of Incorporation of the Corporation is amended by deleting Section D(4) and Section D(5) of Article III in their entirety and replacing those sections with new Section D(4) and Section D(5), each as set forth in Attachment One hereto, which Attachment One is set forth verbatim in this Item #2.

3.The foregoing Amendment was adopted on June 11, 2020, by written consent of the sole shareholder of record of the shares of Common Stock, $0.01 par value per share, of the Corporation.

4.The foregoing Amendment was adopted and approved by the sole director of the Corporation on June 11, 2020.

Executed in the name of the Corporation by officer below on date set forth below:

Signature: /s/ Jeffrey Guzy
Name: Jeffrey Guzy, Chief Executive Officer and President Corporation’s SCC ID#: 08247652 Telephone: (703) 216-8606 Date: June 12, 2020

Attachment One:

Amendment to Amended and Restated Articles of Incorporation of CoJax Oil and Gas Corporation

(4) Conversion upon Demand of Shareholder. Each share of the Series A Preferred Stock that is issued and outstanding may be converted into ten (10) shares of Common Stock (the “Series A Conversion Shares”) by the holder thereof upon written demand to the Corporation and upon compliance with any reasonable administrative requirements of the Corporation for such conversion.

(5) Merger. In the event of any merger, reorganization (other than a recapitalization, subdivision, combination, reclassification, exchange of shares of Series A Preferred Stock for another class or series of Corporation’s capital stock, or a conversion of the Series A Preferred Stock under

Section D(4) above), or consolidation of the Corporation with or into another corporation or company (other than a liquidating event described in Section D(6) below), then in any such case the shares of this Series A Preferred Stock shall automatically be converted into a number of shares of Common Stock equal to the Series A Conversion Shares (based on a conversion ratio of ten (10) shares of Common Stock for each share of Series A Preferred Stock), and such conversion shall be consummated prior to the record date for holders of the shares of Common Stock for any such merger, reorganization, or consolidation.

January 22, 2020

Articles of Amendment of CoJax Oil and Gas Corporation

The undersigned, on behalf of the corporation named below, pursuant to Title 13.1, Chapter 9, Article 11 of Code of Virginia, states as follows:

1.The name of the corporation is Cojax Oil and Gas Corporation (“Corporation”).

2.Article III of the Amended and Restated Articles of Incorporation of the Corporation is amended by adding new subsection D as set forth in Attachment One hereto, which Attachment One hereto is incorporated herein by reference as if set forth verbatim in this Item #2.

3.The foregoing amendment was adopted on January 22, 2020, by unanimous written consent of the sole shareholder of record of the shares of Common Stock, $0.01 par value per share, of the Corporation.

Executed in the name of the Corporation by:

Signature: /s/ Jeffrey J. Guzy

Name: Jeffrey Guzy, Chief Executive Officer

and President Corporation’s SCC ID#: 08247652

ATTACHMENT ONE Article III.

Date: January 22, 2020

Telephone: (703) 216-8606

D. Series A Convertible Preferred Stock, $0.01 par value per share.

(1) Designation. The distinctive serial designation of this series of Preferred Stock shall be “Series A Convertible Preferred Stock, $0.01 par value per share” (hereinafter called “Series A Preferred Stock”).

(2) Authorized Shares. The number of shares in this Series A Preferred Stock shall initially be 500,000, which number may from time to time be decreased (but not below the number then outstanding), but not increased, by the Board of Directors. Shares of this Series A Preferred

Stock purchased by the Corporation shall be canceled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series. Shares of this Series A Preferred Stock may be issued in fractional shares, which fractional shares shall entitle the holder, in proportion to such holder’s fractional share, to all rights of a holder of a whole share of this Series. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its legal counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to the Corporation’s Amended and Restated Articles of Incorporation, as amended.

(3) Dividends. The holders of full or fractional shares of this Series A Preferred Stock shall not be entitled to any dividends or other distributions.

(4) Conversion. Each share of the Series A Preferred Stock that is issued and outstanding may be converted into ten (10) shares of Common Stock (as such number may be adjusted pursuant to Section D(6) below) (the “Series A Conversion Shares”) by the holder thereof upon written demand to the Corporation and upon compliance with any reasonable administrative requirements of the Corporation for such conversion.

(5) Merger. In the event of any merger, reorganization (other than a recapitalization, subdivision, combination, reclassification or exchange of shares provided for elsewhere in Section 3(i) below), or consolidation of the Corporation with or into another corporation (other than a liquidating event described in Section D(6) below), then in any such case the shares of this Series shall automatically be converted into a number of shares of Common Stock equal to the Series A Conversion Shares, and such conversion shall be consummated prior to the record date for holders of the shares of Common Stock for any such merger, reorganization, or consolidation.

(6) Liquidation and Dissolution.

(a) In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of full and fractional shares of this Series A Preferred Stock shall be entitled, before any distribution or payment is made on any date to the holders of the Common Stock, but after all distributions are made in full to all other series of issued and outstanding shares of preferred stock, to be paid in full an amount per whole share of this Series A Preferred Stock equal to One Cent ($0.01). If such payment shall have been made in full to all holders of shares of this Series A Preferred Stock, the holders of shares of this Series A Preferred Stock as such shall have no right or claim to any of the remaining assets of the Corporation. In the event the assets of the Corporation available for distribution to the holders of shares of this Series upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to the first paragraph of this Section 6, no such distribution shall be made on account of any shares of any other class or series of Preferred Stock ranking on a parity with the shares of this Series upon such liquidation, dissolution or winding up unless proportionate distributive amounts shall be paid on account of the shares of this Series, ratably in proportion to the full distributable, amounts for which holders of all such parity shares are respectively entitled upon such liquidation, dissolution or winding up.

(b) Upon the liquidation, dissolution or winding up of the Corporation, the holders of shares of this Series A Preferred Stock then outstanding shall be entitled to be paid out of assets of the Corporation available for distribution to its shareholders all amounts entitled pursuant to the first paragraph of this Section D(6) before any payment shall be made to the holders of Common Stock or any other stock of the Corporation ranking junior upon liquidation to this Series.

(c) For the purposes of this Section D(6), the consolidation or merger of, or binding share exchange by, the Corporation with any other corporation shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

(7) Preferences. The shares of this Series A Preferred Stock shall rank (a) junior to all other series or classes of Preferred Stock of the Corporation, now existing or hereafter created, as to payment of dividends and the distribution of assets, unless the terms of any such other series or class shall provide otherwise; and (b) senior to the shares of Common Stock.

(8) Voting Rights. The shares of the Series A Preferred Stock shall have one (1) vote per share on all matters presented for or requiring shareholder approval and shall vote as a single class with the shares of Common Stock on all matters presented for or requiring shareholder approval, except for voting on matters governed by Section D(9)(f) of this Article III.

(9) Adjustments.

(a) Adjustment Upon Common Stock Event. At any time or from time to time after the date on which the first share of Series A Preferred Stock was issued by the Corporation (the “Series A Original Issue Date”), upon the happening of a Series A Common Stock Event (as hereinafter defined), the Series A Conversion Shares shall, simultaneously with the happening of such Series A Common Stock Event, be adjusted proportionately by multiplying the Series A Conversion Shares immediately prior to such Series A Common Stock Event by a fraction, (i) the numerator of which shall be the number of shares of Common Stock issued and outstanding immediately prior to such Series A Common Stock Event, and (ii) the denominator of which shall be the number of shares of Common Stock issued and outstanding immediately after such Series A Common Stock Event, and the product so obtained shall thereafter be the Series A Conversion Shares. The Series A Conversion Shares shall be readjusted in the same manner upon the happening of each subsequent Series A Common Stock Event. As used herein, the term the “Series A Common Stock Event” shall mean (1) the issue by the Corporation of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock, (2) a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock, or (3) a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock.

(b) Adjustments for Other Dividends and Distributions. If at any time or from time to time after the Series A Original Issue Date the Corporation pays a dividend or makes another distribution to the holders of the Common Stock payable in securities of the Corporation, other than an event constituting a Series A Common Stock Event, then in each such event provision shall be made so that the holders of the Series A Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable upon conversion thereof, the amount of securities of the Corporation which they would have received had their Series A Preferred Stock been converted into Common Stock on the date of such event (or such record date, as applicable) and had they thereafter, during the period from the date of such event (or such record date, as to which such holders are applicable) to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section D(9) with respect to the rights of the holders of the Series A Preferred Stock or with respect to such other securities by their terms.

(c) Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Series A Original Issue Date the Common Stock issuable upon the conversion of the Series A Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than by a Series A Common Stock Event or a stock dividend provided for elsewhere in this Section D(9), then in any such event each holder of Series A Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Series A Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

(d) Certificate of Adjustment. In each case of an adjustment or readjustment of the Series A Conversion Shares, the Corporation, at its expense, shall cause its chief financial officer (or other executive officer) to compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of the Series A Preferred Stock at the holder’s address as shown in the Corporation’s books.

(e) Fractional Shares. No fractional shares of Common Stock shall be issued upon any conversion of Series A Preferred Stock. In lieu of any fractional share to which the holder would otherwise be entitled, the Corporation shall pay the holder cash equal to the product of such fraction multiplied by the Common Stock’s fair market value as determined in good faith by the Board as of the date of conversion.

(f) Protective Provisions. The Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Amended and Restated Articles of Incorporation, as amended) the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately from the Common Stock and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect: (i) alter or change the rights, preferences or privileges of the Series A Preferred Stock so as to materially and adversely affect such shares; (ii) amend the Amended and Restated Articles of Incorporation, as amended, or Bylaws of the Corporation in a manner which materially and adversely affects the rights, preferences or privileges of the Series A Preferred Stock; or (iii) create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock or other securities unless the same ranks junior to or equal to the Series A Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation and the payment of dividends or other payments or distributions.